EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com

Email:	don.washington@enproindustries.com

EnPro Industries Announces Third Quarter Results

•	Stronger markets lead to 14% increase in sales over 2003

•	Profits and profit margins improve at most operations

•	Insurance settlement increases pre-tax income by $10 million; $7.5 million loss reserve established at Fairbanks Morse Engine

•	New asbestos claims in first nine months down 61% from the same period in 2003

CHARLOTTE, N.C., October 28 — EnPro Industries, Inc. (NYSE: NPO) today announced net income of $10.1 million, or $0.47 a share, for the third quarter of 2004 on sales of $192.1 million. These results compare to net income of $7.3 million, or $0.35 a share, on sales of $168.8 million in the third quarter of 2003. Earnings per share are expressed on a diluted basis throughout this release.

Results in the third quarters of 2004 and 2003 were impacted by several significant items. In total, these items increased earnings by $2.7 million, or $0.12 a share, in 2004 and by $1.2 million, or $0.06 a share, in 2003. Significant items in the third quarter of 2004 included a favorable insurance settlement relating to environmental matters, loss provisions on open contracts at Fairbanks Morse Engine, restructuring charges relating to the consolidation of France Compressor Products and various other items. A table showing the effect of these items on net income and earnings per share is included in this release.

For the first nine months of 2004, the company reported net income of $29.9 million, or $1.41 a share, on sales of $622.2 million. This compares to net income of $24.8 million, or $1.21 a share, on sales of $551.1 million in 2003. Results in each period were impacted by a number of significant items, the effect of which is reflected on the attached table.

“The performance of the majority of our operations in the third quarter continued the year over year improvement that began in the first half of 2004,” said Ernie Schaub, president and chief executive officer. “Activity in most markets grew and we increased sales at nearly all operations when compared to a year ago. More encouragingly, we saw strong improvements in profitability at GGB, Garlock Sealing Technologies and Quincy Compressor.”

Schaub noted, however, that Fairbanks Morse Engine established loss provisions totaling $7.5 million, before tax, for open contracts on engine programs for ships under construction for the U.S. Navy. The provisions were established because of the combined effects of performance issues surrounding production of new engine models and increased costs for engine components purchased from outside the United States as the dollar has weakened against the euro.

“We are moving quickly to address these performance issues at Fairbanks Morse and to limit the unit’s exposure to large currency swings on future contracts,” Schaub continued. “We will also seek to recover some of the cost overruns on these contracts.”

Asbestos Claims

Schaub noted that in the first nine months of 2004, new asbestos claims filings continued the trend of decline that began in the third quarter of 2003. There were 15,400 new claims filed in the period, down 61% from the first nine months of 2003, when 39,400 new claims were filed. He also noted that as the company has pursued its settlement strategy, trial activity has increased.

Payments of asbestos claims, net of insurance proceeds, in 2004 were about the same as in the first nine months of 2003. Cash flows benefited from the company’s settlement with Equitas, which was completed in the third quarter, and provided $30 million in cash. EnPro remains in arbitration with certain other London market insurers, who continue to delay their payments.

“We are confident our dispute with these insurers will be resolved and anticipate we will collect more than $20 million in payment of past due receivables,” said Schaub. “However, resolution of the matter is not likely to occur until early next year, and as a result, net asbestos payments could be higher in 2004 than in 2003.”

Sealing Products

Sales in the Sealing Products segment improved by 15% to $91.7 million and were higher at each operation in the segment. Sales at Garlock Sealing Technologies were up 13%, primarily driven by higher sales to the nuclear power and steel industries, and to a lesser degree, the effect of a stronger euro. Sales also benefited from the inclusion of Pikotek, which was acquired in the fourth quarter of 2003. Sales at Stemco improved by 15%, reflecting a substantial increase in demand from Class 8 truck and trailer manufacturers as well as increased after-market activity.

($ Millions)
Quarter Ended	9/30/04	9/30/03
Segment Sales	$91.7	$79.8
Segment Profit	$13.2	$11.8
Segment Margin	14.4%	14.8%

Compared to 2003, segment profits for the quarter improved by 12% to $13.2 million. However, profit margins decreased slightly from 14.8% to 14.4%, primarily as a result of a loss recorded at Garlock Rubber Technologies, which experienced excess scrap costs and production inefficiencies. At Garlock Sealing Technologies, profits and profit margins improved due to higher volume, the benefit of cost reductions and the addition of Pikotek. Stemco also reported higher profits on increased volume; however, higher sales of less profitable products to original equipment manufacturers and higher material costs resulted in lower margins compared to a year ago.

Engineered Products

Sales in the Engineered Products segment increased by 13% to $100.7 million in the third quarter of 2004. Broad based improvements in industrial and automotive markets in the United States and Europe and a stronger euro helped GGB report a 20% increase in sales, while a strengthening industrial sector in the United States helped Quincy Compressor increase sales by 13%. Sales at Fairbanks Morse Engine increased by 33%, reflecting higher engine shipments in 2004, although the improvement was partially offset by lower sales of parts and service. In 2003, sales in the Engineered Products segment included about $5 million from Haber-Sterling, which was sold earlier this year.

($ Millions)
Quarter Ended	9/30/04	9/30/03
Segment Sales	$100.7	$89.3
Segment Profit	$1.3	$8.9
Segment Margin	1.3%	10.0%

Segment profits of $1.3 million were 85% below 2003, reduced by the previously noted $7.5 million loss reserve at Fairbanks Morse Engine as well as $1.6 million in restructuring expenses primarily associated with the consolidation of France Compressor Products’ North American operations to Houston. However, at GGB, profits improved by over 50% and profit margins were also stronger. The improvement reflected higher volumes in the United States and Europe, the effect of the consolidation of certain European manufacturing facilities and favorable foreign exchange rates, partially offset by higher material costs. Profits also improved strongly at Quincy Compressor, primarily reflecting increased volume.

Cash Flow

EnPro’s cash balances at September 30, 2004 amounted to $110 million, up from $95 million at the beginning of the year. As noted previously, the company collected $30 million during the third quarter as a result of the insurance settlement with Equitas. Operating cash flows for the first nine months of almost $34 million were more than sufficient to fund about $24 million in capital expenditures, related largely to the company’s growth initiatives.

Outlook

Strong industrial markets and higher shipments of diesel engines associated with U.S. Navy shipbuilding programs will result in a significant increase in sales for the full year of 2004, when compared with 2003. EnPro expects its operations to continue to benefit from the increase in activity for the balance of the year and also expects the benefit to continue into 2005. However, because of the contract loss provisions recorded at Fairbanks Morse in the third quarter of 2004, the company expects operating income for the full year to remain modestly lower than in 2003.

“Our industrial businesses have responded well to recovering markets in 2004,” said Schaub. “We anticipate they will continue to perform well for the rest of this year and into 2005. The investments we are making this year, including the relocation of France Compressor, the opening of facilities for GGB in Slovakia and Quincy Compressor in China, plus other initiatives, prepare us not only to grow with our markets but also to continue to increase the value of our company.”

Conference Call Information

EnPro will hold a conference call today, October 28, at 9:00 a.m. Eastern Time to discuss third quarter earnings. To participate in the call, dial (800) 811-8830 approximately 10 minutes before the call begins. The call will also be webcast at www.enproindustries.com.

A replay of the call will be available on the company’s website immediately after the call or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 829638. The telephone replay will be available through November 12, 2004.

Forward Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; the estimated liability for early-stage and potential future asbestos claims that may be received, which is highly uncertain, is based on very subjective assumptions and is at the low end of a very broad range of estimates; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended June 30, 2004, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at www.enproindustries.com.

EnPro Industries, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2004 and 2003
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2004	2003	2004	2003
Sales	$192.1	$168.8	$622.2	$551.1

Operating costs and expenses:
Cost of sales	138.9	113.1	430.8	377.9
Selling, general and administrative expenses	44.6	41.0	138.9	122.1
Asbestos-related expenses	2.8	2.9	6.8	8.3
Restructuring and new facilities costs	1.6	0.3	4.7	0.8
Loss on sale of assets, net	—	—	1.8	—

Total operating costs and expenses	187.9	157.3	583.0	509.1

Operating income	4.2	11.5	39.2	42.0
Interest expense, net	(1.7)	(2.0)	(5.5)	(5.9)
Mark-to-market adjustment for call options	1.2	0.2	0.2	—
Other income	10.0	1.5	10.8	2.0

Income before income taxes	13.7	11.2	44.7	38.1
Income tax expense	(3.6)	(3.9)	(14.8)	(13.3)

Net income	$10.1	$7.3	$29.9	$24.8

Basic earnings per share	$0.49	$0.36	$1.46	$1.23

Average common shares outstanding (millions)	20.5	20.2	20.5	20.2

Diluted earnings per share	$0.47	$0.35	$1.41	$1.21

Average common shares outstanding (millions)	21.2	20.8	21.1	20.5

EnPro Industries, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2004 and 2003
(Stated in Millions of Dollars)

	2004	2003
Operating activities
Net income	$29.9	$24.8
Adjustments to reconcile net income to net cash provided by operating activities:
Mark-to-market adjustment for call options	(0.2)	—
Loss on sale of assets, net	1.8	—
Gain on TIDES repurchase	—	(1.5)
Payments for asbestos-related claims, net of insurance proceeds	(16.5)	(17.5)
Depreciation and amortization	23.6	23.0
Deferred income taxes	5.1	5.7
Change in other current assets and liabilities	(22.1)	(10.5)
Change in other non-current assets and liabilities	12.1	(2.5)

Net cash provided by operating activities	33.7	21.5

Investing activities
Purchases of property, plant and equipment	(23.7)	(12.0)
Proceeds from sales of assets	9.6	2.3
Receipt (payments) in connection with acquisitions of businesses	0.3	(2.5)

Net cash used in investing activities	(13.8)	(12.2)

Financing activities
Borrowings	—	4.7
Repayments of debt	(5.4)	(3.8)
Proceeds from issuance of common stock	1.4	0.3
Transfer to Goodrich	—	(0.6)

Net cash provided by (used in) financing activities	(4.0)	0.6

Effect of exchange rate changes on cash and cash equivalents	(0.6)	2.9

Net increase in cash and cash equivalents	15.3	12.8
Cash and cash equivalents at beginning of period	94.7	81.8

Cash and cash equivalents at end of period	$110.0	$94.6

EnPro Industries, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

As of September 30, 2004 and December 31, 2003
(Stated in Millions of Dollars)

	September 30,	December 31,
	2004	2003
Current assets
Cash and cash equivalents	$110.0	$94.7
Accounts and notes receivable	123.0	107.4
Asbestos insurance receivable	96.4	104.2
Inventories	53.9	50.6
Other current assets	29.7	26.7

Total current assets	413.0	383.6
Property, plant and equipment	135.8	135.8
Goodwill and other intangible assets	194.4	201.1
Asbestos insurance receivable	351.9	219.8
Other assets	74.9	80.4

Total assets	$1,170.0	$1,020.7

Current liabilities
Current maturities of long-term debt	$0.2	$2.9
Accounts payable	50.5	47.7
Asbestos liability	87.3	99.5
Other accrued expenses	58.8	58.1

Total current liabilities	196.8	208.2
Long-term debt	164.6	167.3
Deferred income taxes	38.9	32.3
Retained liabilities of previously owned businesses	44.6	44.0
Environmental liabilities	32.6	33.4
Asbestos liability	161.7	41.7
Other liabilities	62.0	57.2

Total liabilities	701.2	584.1

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	410.5	406.8
Retained earnings	55.4	25.5
Accumulated other comprehensive income	4.3	5.7
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	468.8	436.6

Total liabilities and shareholders’ equity	$1,170.0	$1,020.7

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Nine Months Ended September 30, 2004 and 2003
(Stated in Millions of Dollars)

Sales

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sealing Products	$91.7	$79.8	$283.6	$248.7
Engineered Products	100.7	89.3	339.5	303.5

	192.4	169.1	623.1	552.2
Less intersegment sales	(0.3)	(0.3)	(0.9)	(1.1)

	$192.1	$168.8	$622.2	$551.1

Segment Profit

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sealing Products	$13.2	$11.8	$45.8	$37.4
Engineered Products	1.3	8.9	25.6	30.5

	$14.5	$20.7	$71.4	$67.9

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Segment profit	$14.5	$20.7	$71.4	$67.9
Corporate expenses	(6.5)	(5.1)	(19.2)	(16.0)
Asbestos-related expenses	(2.8)	(2.9)	(6.8)	(8.3)
Interest expense, net	(1.7)	(2.0)	(5.5)	(5.9)
Loss on sale of assets, net	—	—	(1.8)	—
Mark-to-market adjustment for call options	1.2	0.2	0.2	—
Other income, net	9.0	0.3	6.4	0.4

Income before income taxes	13.7	11.2	44.7	38.1
Income tax expense	(3.6)	(3.9)	(14.8)	(13.3)

Net income	$10.1	$7.3	$29.9	$24.8

Segment ROS

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sealing Products	14.4%	14.8%	16.1%	15.0%
Engineered Products	1.3%	10.0%	7.5%	10.0%

	7.5%	12.3%	11.5%	12.3%

Segment profit is total segment revenue reduced by operating expenses and restructuring and new facilities costs identifiable with the segment. Corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets, other expenses not directly attributable to the segments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Significant Items Impacting Income (Unaudited)

For the Quarters and Nine Months Ended September 30, 2004 and 2003
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2004		2003
	$	Per share	$	Per share
Environmental insurance settlement	$6.3	$0.29	$—	$—
Mark-to-market adjustment for call options	0.7	0.03	0.1	0.01
Gain on TIDES repurchase	—	—	1.0	0.05
Restructuring and new facilities costs	(1.1)	(0.05)	(0.2)	(0.01)
Fairbanks Morse Engine contract losses	(4.7)	(0.22)	—	—
Loss on sale of assets, net	—	—	—	—
Tax accrual adjustments	1.5	0.07	0.3	0.01

Impact - increase (decrease)	$2.7	$0.12	$1.2	$0.06

	Nine Months Ended September 30,
	2004		2003
	$	Per share	$	Per share
Environmental insurance settlement	$6.3	$0.29	$—	$—
Mark-to-market adjustment for call options	0.1	—	—	—
Gain on TIDES repurchase	—	—	1.0	0.05
Restructuring and new facilities costs	(3.0)	(0.14)	(0.5)	(0.03)
Fairbanks Morse Engine contract losses	(4.7)	(0.22)	—	—
Loss on sale of assets, net	(1.1)	(0.05)	—	—
Tax accrual adjustments	2.0	0.10	1.0	0.05

Impact - increase (decrease)	$(0.4)	$(0.02)	$1.5	$0.07

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amount of each of the other items is separately presented in the accompanying condensed consolidated statements of operations except the environmental insurance settlement ($10.0 million) and gain on TIDES repurchase ($1.5 million) which are both included in other income, and the Fairbanks Morse Engine contract losses ($7.5 million) which are included in cost of sales. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods (21.2 million and 20.8 million for the quarters ended September 30, 2004 and 2003, respectively and 21.1 million and 20.5 million for the nine months ended September 30, 2004 and 2003, respectively).